Exhibit 99.1

MOBETIZE COMPLETES SERIES B PREFERRED OFFERING

VANCOUVER,    British    Columbia,    April    3,    2017    (GLOBE    NEWSWIRE)    --    Mobetize    Corp.

(OTCQB:MPAY),  a  provider  of   mobile  financial  services  (MFS)  technology  for  the  multi-billion  dollar business  to  business  (B2B)  segment  of  the  Fintech  as  a  Service  (FaaS)  sector  is  pleased  to  announce  that its offering of  500,000 shares of Series B Preferred Stock at $1.00 per share has been fully subscribed. Net proceeds of the offering will be used for working capital and general corporate purposes.

Mobetize  will  initiate  the  process  of  effecting  a  1/100  consolidation  of  its  common  stock  in  accordance with  the  conditions  of  the  Lead  Investor  Agreement  announced  on  March  29,  2017.  The  effective  date  of the consolidation will be further announced on notification to FINRA.

“We are thrilled to forge a long-term partnership with the Kalikow Family who share our vision. The closing of the offering will enable us to execute our business plan that includes expanding our relationship with the

Kalikow’s  to  banking,  customer  relationships,  financing  opportunities,  network  reach  and  expertise  in compliance and risk management" Stated Ajay Hans, CEO

About Mobetize Corp.

Mobetize  Corp.  (OTCQB:MPAY)  has  developed  a  global  B2B  Fintech  as  a  Service  (FaaS)  Supermarket.

Mobetize  digitizes  bricks  and  mortar  financial  services  to  deliver  mobile  money  services  to  leading telecommunications  companies  and  financial  institutions.  Mobetize  ensures  end-to-end  integration  for services such as  prepaid  air-time top ups,  data  gifting, mobile  lending,  international  money transfers,  P2P transfers,  Visa™/MasterCard™  programs  and  mobile  bill  payments.  Mobetize  seamlessly  integrates  and white labels its secure mobile money platform services for customers who then offer the services to millions of  users.  Mobetize  experts  to  help  telecom  and  banking  providers  discover  new  revenues,  new  customer

relationships    and    navigate    the    emerging    Fintech    ecosystem.    For    more    information,    visit

http://www.mobetize.com.

Forward Looking Statements

This press release includes statements that are not historical in nature and may be characterized as "forward-

looking statements," including those related to future financial and operating results, benefits, and synergies of  the  combined  companies,  statements  concerning  Mobetize's  outlook,  pricing  trends,  and  forces  within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their  results,  long-term  goals  of  Mobetize  and  other  statements  of  expectations,  beliefs,  future  plans  and strategies,  anticipated  events  or  trends,  and  similar  expressions  concerning  matters  that  are  not  historical facts.  All  predictions  as  to  future  results  contain  a  measure  of  uncertainty and,  accordingly,  actual  results could  differ  materially.  Among  the  factors  which  could  cause  a  difference  are:  changes  in  the  general economy; changes in demand for Mobetize's products or in the supplier costs; the actions of its competitors;

the   success   of   our   customers;   technological   change;   changes   in   employee   relations;   government

regulations;  litigation,  including  its  inherent  uncertainty;  difficulties  in  plant  operations  and  materials;

transportation,  environmental  matters;  and  other  unforeseen circumstances. A  number  of these  factors are discussed in Mobetize's previous filings with the Securities and Exchange Commission. Mobetize disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Shareholder Relations:    778-588-5563 X 209

info@mobetize.com